As filed with the Securities and Exchange Commission on October 18, 1999

                                                     Registration No.: 333-82595


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              -----------------------------------------------------



                          AMENDMENT NO. 1 to FORM SB-2


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------


                             TECH LABORATORIES, INC.
                 (Name of small business issuer in its charter)

         New Jersey             3679, 3573, 3629, and 3613        22-1436279

(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
        organization)

              -----------------------------------------------------


       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333
          (Address and telephone number of principal executive offices)

              -----------------------------------------------------


       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333 (Address of principal place or intended principal place of business)

              -----------------------------------------------------


           Bernard M. Ciongoli, President and Chief Executive Officer
                             Tech Laboratories, Inc.
       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333
           (Name, address, and telephone number of agent for service)

              -----------------------------------------------------


                                   Copies to:

                         C. Walter Stursberg, Jr., Esq.
                                Stursberg & Veith
                              405 Lexington Avenue
                            New York, New York 10174

              -----------------------------------------------------


     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed                Proposed
                                                                  Maximum                 maximum               Amount of
       Title of each class of              Amount to          Offering Price             aggregate             registration
    securities to be registered          be Registered           Per Share           offering price(1)             fee
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
par value $.01 per share
("Common Stock")                          1,000,000                     $3.50          $3,500,000              $973.00
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock                       90,045                      3.50            $315,516                88.20
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value(2)                                     50,000                      1.85             $92,500                25.72
--------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

(2) Represents shares issuable upon the exercise of warrants issued by the Company having an exercise price of $1.85 per share. Pursuant to Rule 416, also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.


================================================================================
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of (a) 1,000,000 shares of common stock, $.01 par value, of Tech Laboratories, Inc., a New Jersey Corporation, for sale by our company in a self-underwritten public offering, and
(b) 140,045 shares of common stock for sale by the selling securityholders, all for resale from time to time by the selling securityholders.

We will amend and complete the information in this Prospectus. Although we are permitted by US federal securities laws to offer to sell these securities using this Prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This Prospectus is not an offer to sell these securities and it is not soliciting your offer to buy these securities in any state where that would not be permitted or legal.



                  SUBJECT TO COMPLETION, DATED October 18, 1999


PROSPECTUS
                                1,000,000 Shares

                             TECH LABORATORIES, INC.

                               955 Belmont Avenue
                         North Haledon, New Jersey 07508
                                 (973) 427-5333


     We are selling a minimum of 571,428 and a maximum of 1,000,000 shares of common stock at a price of $____ per share pursuant to a direct participation offering. Until we receive and accept subscriptions for the minimum number or 571,428 shares, subscribers' funds will be deposited in escrow with United Hudson Bank. If we do not receive subscriptions for the minimum number of shares within 90 days after the date of this prospectus, unless we extend the offering period for up to an additional 90 days, the offering will be terminated and all subscribers' funds will be returned promptly, in full, without interest or deduction and with interest if the minimum offering is not sold and the funds are held in escrow more than 90 days. You may not withdraw funds deposited in escrow.

     We are also registering 90,045 shares of common stock for certain persons and 50,000 shares of common stock issuable upon exercise of certain outstanding warrants that may be resold from time to time in the future by certain selling securityholders.


     Our shares of common stock trade on the OTC Bulletin Board under the symbol "TCHL." On ______ _____________, 1999, the last reported sale price of our common stock was $____ per share

              -----------------------------------------------------

     This investment involves certain risks. See "Risk Factors," which begins on page 4.

              -----------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


====================================================================================================
                                            Price to     Underwriting Discounts       Proceeds to
                                             Public         and Commissions           Tech Labs(1)
----------------------------------------------------------------------------------------------------
Per Share..............................      $3.50             $0                         $3.50
Total Maximum..........................    $3,500,000          $0                      $3,500,000
Total Minimum..........................    $2,000,000          $0                      $2,000,000
====================================================================================================

The proceeds to be received by Tech Labs are amounts before deducting expenses of the offering, estimated to be $100,000.

                The date of this Prospectus is ____________, 1999

                         [PICTURES OF IDS AND DYNATRAX]

                               PROSPECTUS SUMMARY


     Unless the context indicates otherwise, all references herein to "we" include Tech Labs and its wholly-owned subsidiary, Tech Logistics, Inc., collectively, and references to "Tech Labs" or "Tech Logistics" shall mean each of such companies alone. You should read the entire Prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors."

                                    Tech Labs

     We manufacture and sell various electrical and electronic components. We recently acquired from NORDX/CDT, INC., a subsidiary of Cable Design Technologies Corp., the DynaTraX(TM) digital matrix technology which is a patented, state-of-the-art, transparent customer-premise, high-speed network switching system. We believe the DynaTraX(TM) technology will enable us to become a provider of multi-media, digital network distribution and management equipment for use in community, campus and building facilities.

     The DynaTraX(TM) technology will also play a large role in helping developers, builders and/or managers of private residential communities and commercial, industrial, educational and hospitality complexes establish facilities that will distribute and manage high-speed digital Internet, Long Distance and CATV services. This technology permits these users to bypass current telephone and CATV companies' "Last Mile" connection service, possibly allowing them to realize recurring revenues and to make their properties more attractive to users.

     We also market and manufacture, under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS". We currently market this product to government agencies and private industry.


     We have been in business since the 1930s, and in 1947, we were incorporated in New Jersey. Our principal offices are located at 955 Belmont Avenue, North Haledon, New Jersey 07508, and our telephone number is (973) 427-5333.

The Offering


     Shares offered:


          Maximum.......................... 1,000,000 shares
          Minimum..........................   571,428 shares


The shares are being offered on a minimum/maximum basis. No shares will be sold in the offering unless at least 571,428 shares are sold.

Shares  to be outstanding
      after the offering:.....   There  will be a maximum  of  4,575,660  shares
                                 outstanding and a minimum of 4,147,088 after the offering. These amounts exclude:

     o the issuance of 75,000 shares subsequent to June 30, 1999 pursuant to a consulting agreement;

     o options to purchase 100,000 shares at $1.25 per share and an additional 100,000 shares at $1.75 per share pursuant to a consulting agreement;

     o options to purchase 50,000 shares exercisable at $1.85 per share pursuant to a consulting agreement;

     o options to purchase an aggregate of 190,000 shares exercisable at $.50 per share granted under our company's stock option plan for officers and directors;

     o    options to purchase 75,000 shares exercisable at $1.12 per share; and

     o pursuant to the employment agreement with our president, options to purchase up to 300,000 shares, 100,000 options of which are vested, with the balance to vest in 100,000 increments on each of October 1, 1999, and October 1, 2000, so long as the president is employed, such options to be exercisable at $.50 per share.

     If Maximum Sold..........   4,575,660 shares
     If Minimum Sold..........   4,147,088 shares

Current Trading Symbol:
      OTC Bulletin Board......   TCHL-BB

Risk Factors..................   For a  discussion  of  risks  that  you  should
                                 consider  before  buying the shares,  see "RISK
                                 FACTORS."


Use of Proceeds(upon
      completion of maximum
      offering)...............   Assembly  and testing of  DynaTraX(TM)  assets,
                                 development    of    additional    DynaTraX(TM)
                                 products, marketing and sales, completion of DynaTraX(TM) inventory, sales and marketing for IDS and working capital.


Plan of Distribution..........   The  shares  will be  offered  and  sold by our
                                 executive officers and directors. We may retain the services of one or more NASD-registered broker-dealers as selling agents to effect offers and sales on our behalf.


Escrow........................   All funds we receive  with  respect to the sale
                                 of the first  571,428  shares will be deposited
                                 in a  special  escrow  account  at a  federally
                                 insured  national  bank. If 571,428  shares are
                                 not sold within ninety (90) days  following the
                                 effective date of the Registration Statement of
                                 which this  prospectus is a part,  the offering
                                 will  terminate  and all funds will be promptly
                                 returned without interest or deduction,  unless
                                 we  extend  the  offering  period  for up to an
                                 additional  90  days,  in  which  case  if  the
                                 minimum   offering   is  not  sold  all   funds
                                 deposited in escrow will be returned with interest.

                          Summary Financial Information




Statement of
Operations Data                                                                                                Period Ended
                                                           Periods Ended December 31                             June 30
                                                  -----------------------------------------               -----------------------
                                                  1996              1997               1998               1998               1999
                                                  ----              ----               ----               ----               ----
                                                                                                                (unaudited)
Income Statement Data:

  Sales ..............................          $647,015          $444,322           $552,486           $172,319           $160,304

  Net Income (loss) ..................            49,182          (274,069)          (169,104)          (192,847)          (250,220)

  Earnings (loss) per share ..........             $0.04            ($0.18)            ($0.06)            ($0.09)            ($0.08)

                                                                      Period Ended
                                                                         June 30
                                                                      ------------
                                                                      (unaudited)

                                                                        Actual
                                             December 31, 1998          ------
Balance Sheet Data                           ----------------
(unaudited):
------------

   Total Assets ........................       $1,018,597              $1,260,294

   Working Capital .....................          851,540               1,026,243

   Current Portion of Long-Term ........           32,742                  31,131
   Debt

   Long-Term Debt ......................                0                       0


   Shareholders' Equity ................          863,727              $1,138,407

                                  RISK FACTORS

     In addition to other matters described in this document, prospective investors should carefully consider the following factors:



We have limited sales revenue, have a history of losses and may not be profitable in the future.

     Our limited sales revenue and history of losses makes it uncertain when or if we will become profitable. For the years ended December 31, 1997 and 1998 our sales were $444,322 and $552,486, respectively, and we had net losses of ($274,069) and ($169,104). As of December 31, 1998, we had an accumulated deficit of ($475,476). We have had limited cash flow and working capital, which has restricted our recent operations. Although the proceeds of this offering will enable us to implement our business plan, we must increase our sales and margins of our products significantly in order to avoid continued losses.


Our capital requirements may be greater than the proceeds we receive from this offering.

     The net proceeds from this offering are estimated to be approximately $1,900,000, if only the minimum number of shares is sold, and $3,400,000 if the maximum number of shares is sold. We are significantly under-capitalized and if less than all of the shares are sold, we will still be in need of significant additional capital after completion of this offering in order to expand our operations in the manner contemplated by our management. Our primary capital requirements over the next 12 months include:

o    payments of trade payables;

o    marketing expenses;

o    research and development; and

o    tooling  costs  for  improved   versions  of  our  existing   products  and
     development of new products.

     We believe that funds generated by operations and the proceeds of this offering, if only the minimum number of shares is sold, will be sufficient to sustain current operating levels; however, expansion of operations will need to proceed at a slower pace as operating funds permit unless we are able to arrange for financing from other sources. We currently have no agreements or understanding with respect to additional sources of capital or financing in addition to amounts raised in this offering. We face all of the difficulties of a company that is undercapitalized. Accordingly, investors should be aware of the substantial risk that we may not achieve all of our proposed business objectives due to a lack of adequate capital.

Although we have acquired and/or developed new products, we have had limited sales of these products to date.

     We have, in the past two years, entered into a number of agreements and arrangements to acquire, develop and/or market a broader range of products, some of which incorporate some of our historical products and others of which involve diversification into the areas of security devices and systems and network switching systems. Due to our limited resources, we have engaged in only limited development and marketing of these products, and our revenues from such activities have been minimal. We will need the proceeds of this offering to market these products and develop and market new products.

The market for our service is uncertain.

     We believe that the DynaTraX(TM) technology will serve as the basis for new products in the area of multi-media digital network distribution and management equipment for use in campus and building facilities. Our success depends upon several factors including, among others:

o    The development of an effective marketing and distribution network;

o    The acceptance of our products by potential users; and

o Our ability to support existing products and develop and support new products that are compatible with other systems in use by potential customers and provide useful features that are user friendly.

     While we are not a new enterprise, because we are in the process of substantially changing our product line, we are encountering many of the problems faced by a new enterprise. You should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. There is no history upon which to base any assumption as to the likelihood that we will prove successful. The likelihood of our success must be considered in light of the delays, uncertainties, difficulties and risks inherent in a new business, many of which may be beyond our control. These include, but are not limited to, unanticipated problems relating to testing, manufacturing, marketing and competition, development of new products, and additional costs and expenses that may exceed current estimates.

The market in which we sell our products is characterized by many competing technologies and continual advancements. We may not be able to compete effectively against other technologies.

     Our future success will depend in large part on timely development and introduction of new products that provide enhanced security, network switching capabilities and related features. The security systems and products that we intend to develop and market represent a significant investment on the part of a customer. Our products will have to be:

o    technologically equivalent or superior to competing products;

o    cost-effective; and

o    flexible and designed to meet specific and changing customer needs.


     Customers will be seeking to invest in systems that will not be rendered obsolete or inadequate in the foreseeable future. In addition, we will have to develop and maintain a service capacity for the systems we sell and install. If we fail to introduce technologically superior, cost-competitive products and to demonstrate our ability to maintain and service our products, we will not be able to achieve significant sales.


     We have made a substantial investment in acquiring the technology underlying the DynaTraX(TM) products and services from NORDX/CDT, Inc. Although NORDX/CDT, Inc. has made some sales of DynaTraX(TM)-based products, the sales and operations history of such products has been limited. Because we have not sold a sufficient number of DynaTraX(TM) products since our acquisition of the technology, we can not judge the level of performance of this product. We also can not determine at this time whether our DynaTraX(TM) product will be compatible with other systems in use by potential customers, be capable of being sold, installed and supported in commercial volumes at reasonable prices and costs or be successfully marketed. We will be required to create product awareness and demand, and persuade potential customers of the advantages of adapting or replacing existing network switching systems.

     In the past we have experienced, and we are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in security and network switching systems research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance.


Our dependence on third parties could hamper our growth prospects.

     Our operating results will depend to a large extent on our ability to educate sophisticated potential customers about the advantages of our products and to market our products to the users and decision makers within those potential customers. We currently market our existing products primarily through our catalog. We have very limited marketing capabilities and experience, and we need to develop a sales and marketing program and distribution channels.

     We are currently primarily dependent on our president, Bernard M. Ciongoli, who, because of his other duties as president, is only able to devote a part of his time to such activities, and our consultant, MPX Network Solutions, Inc., for development and implementation of our sales and marketing program. We anticipate that we will depend, to a significant extent, on distributors to market and support our products. We have not established any such arrangements to date. The success of any such relationship will depend in part upon such parties' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being marketed by such persons. We could be dependent for a substantial portion of our sales on one or a very small number of distributors. In such event, the loss of one or more significant distributors could have a material adverse effect on our business and financial condition. Our success will depend in great part on our ability to successfully implement our marketing and sales program and create sufficient levels of demand for our products.

We may be unable to protect certain intellectual property.

     We have no patent or copyright protection on our current products, other than the DynaTraX(TM) product and technology. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. Other than with regard to the DynaTraX(TM) patents, which have been issued to date only in England, we intend to rely substantially on unpatented, proprietary information and know-how. We are also presently prosecuting the patent applications filed in the United States and Europe.

We may incur product liability or other liabilities relating to new products.

     There is a risk that our current products may malfunction and cause loss of, or error in, data, loss of man hours, damage to, or destruction of, equipment or delays. Consequently, we, as the manufacturer of components, assemblies and devices may be subject to claims if such malfunctions or breakdowns occur. We are not aware of any past or present claims against us. While we presently do not maintain product liability insurance, we intend to obtain such coverage at the completion of this offering if such coverage can be obtained on affordable terms.


     We cannot predict at this time our potential liability if customers make claims against us asserting that DynatraX(TM), IDS or other new products fail to function.


     Management has acquired a significant interest in Tech Labs at a cost substantially less than that which the new investors will pay for their shareholdings. Therefore, the investors will bear a substantial risk of loss, while, as a practical matter, control of Tech Labs is likely to remain in the hands of management.

The offering price of the shares was arbitrarily determined and may not reflect ordinary investment criterion.


     While our shares trade on the OTC Bulletin Board, the volume is substantially less than that being offered in this offering, and does not reflect the market price for the amount of stock we are offering in this Offering. The price at which the shares are being offered has been arbitrarily determined by us, and does not necessarily bear any relationship to assets, earnings, book value, or any other ordinary investment criterion.




We manufacture and sell the IDS system under a license agreement

     We entered into an Amended Joint Marketing Agreement as of October 1, 1997 with Elektronik Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FUA Safety Equipment, AG and a Confidentialty and Manufacfuring Agreement with the same parties and dated the same date, pursuant to which our company was granted the exclusive right to manufacture in the U.S. and market and sell in the U.S., Canada and South America the IDS products. The agreements terminate on September 30, 2007 subject to automatic renewals for successive one-year periods unless either party gives notice of non-renewal. The agreements can be terminated earlier upon a default of any material obligation. If the license is terminated, we would be unable to use EAG's technology in our perimeter detection system products. Even if the agreements remain in effect until September 30, 2007, it will be necessary at that time to negotiate a new agreement or license or acquire a suitable replacement technology.

Potential unavailablility of components; limited or single source of supply.

     Current inventory component purchases for all our products are made from OEMs, brokers and other vendors. We typically have more than a single source of supply for each part, component or service . During the year ended December 31, 1998, Wiggins Plastics was our largest supplier with 14.2% of our overall inventory purchases. These purchases were primarily used in the manufacture of electromechanical switches. During the year ended December 31, 1997, Wiggins Plastics accounted for 16.8% of our supply of inventory. Those components were in products that produced approximately 25.7% of our revenue for such year. We have no long-term agreements with any of our suppliers.

We have no insurance on the DynaTraX(TM) product inventory.

     We currently do not have insurance on the DynaTraX(TM) inventory of furnished products and parts purchased from NORDX/CDT. Damage or destruction of some or all of the inventory would result in a substantial loss to us.

We are dependent on our key personnel, and we will also need additional management and outside directors with business expertise.

     We are highly dependent upon the efforts of Bernard M. Ciongoli, our president and chief executive officer. The loss of the services of Mr. Ciongoli would be detrimental to our operations. We do, however, maintain key man life insurance on Mr. Ciongoli to compensate for any such loss, and have an employment agreement with him. Expansion of our business may require additional managers and employees with industry experience.

     Competition for skilled management personnel in the industry is intense, which may make it more difficult and expensive to attract and retain qualified managers and employees. Additionally, our board of directors currently consists of Mr. Ciongoli, Mr. Earl M. Bjorndal, Mr. Louis Tomasella, Mr. Carmine O. Pellosie, Jr. and Mr. Richard Rice. Mr. Ciongoli and Mr. Bjorndal are both employed by Tech Labs. Expansion of our business will likely require additional non-employee board members with business and industry experience. We do not have directors' and officers' liability insurance. This may limit our ability to attract qualified non-employee board members.


We may need additional capital in the future and may not be able to secure adequate funds in terms acceptable to us.

     We have plans to expand our business operations in a number of ways over the next 12 to 18 months, provided that we receive the proceeds of this offering. We plan to begin the sale of the DynaTraX(TM) switch, to complete the DynaTraX(TM) unfinished inventory we acquired, and to develop improved and modified DynaTraX(TM) products. Additional financing may be necessary to pursue these plans, and we may be unable to secure such financing. In pursuing business expansion, we may incur expenses that we cannot recover, and we will be required to expense certain costs which may negatively affect our operating results.

Since this is a direct participation offering and there is no underwriter, there may be less due diligence performed.

     This offering is a direct participation offering. No underwriter has been retained by Tech Labs to sell these securities. One of the functions of an underwriter, along with such underwriter's counsel, is the performance of due diligence in addition to that performed by our counsel. Without an underwriter, we do not have the benefit of an additional due diligence review.

This prospectus contains forward-looking information.

     This prospectus contains forward-looking information. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

     This prospectus contains forward-looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as " anticipates," "expects," "intends", "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS


     The net proceeds from the sale by us of the minimum number of 571,428 shares, after deducting estimated expenses of this offering, are estimated to be $1,900,000. The net proceeds from the sale by us of the maximum number of 1,000,000 shares, after deducting expenses of this offering, are estimated to be $3,400,000. The net proceeds will be used by us in approximately the following amounts:


                                             MINIMUM                    MAXIMUM


Assembly and testing of DynaTraX(TM)         $100,000                  $100,000
    assets


Product Development of Additional
    DynaTraX(TM) Products                     375,000                   750,000

Marketing and Sales                           560,000                 1,000,000

Completion of DynaTraX(TM) Inventory          275,000                   500,000

IDS Enhancement, Sales, Marketing             150,000                   250,000

Working  capital primarily
     for accounts receivable and
     inventory growth                         440,000                   800,000
                                           ----------                ----------

     Total                                 $1,900,000                $3,400,000


     The foregoing represents our best estimate of the net proceeds of the offering based on current planning and business conditions. Tech Labs management has broad discretionary authority to determine the exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures, which may vary significantly depending upon the exact amount of funds raised, the time and cost involved in deploying the funds and other factors. Pending usage of the funds, as set forth above, the funds will be invested in short-term interest bearing securities or money market funds.

     The exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures may vary significantly depending upon the exact amount of funds raised, the time and cost involved in deploying the funds and other factors.

     We believe that the proceeds from the minimum offering in addition to revenues from operations will be sufficient to fund our operations for the next 12 months, although such development would be at a reduced pace than if the maximum offering proceeds were received. If an amount less than maximum offering is raised, we may be required to delay, scale back, or eliminate parts of our development plan or obtain funds through additional financing, including loans or offerings of our securities. We presently have no agreements or understandings with respect to any future financing or loan agreements.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been trading publicly on the OTC Bulletin Board under the symbol "TCHL" since 1994. The table below sets forth the range of quarterly high and low closing sales prices for our common stock on the OTC Bulletin Board during the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or conversion, and may not represent actual transactions.

TCHL COMMON STOCK



                                                             CLOSING BID                        CLOSING ASK
                                                        -----------------------           -------------------------
YEAR ENDING DECEMBER 31, 1999                            HIGH             LOW             HIGH                LOW
-----------------------------                            ----             ---             ----                ---
First Quarter...................................       $2.625           $1.0625          $3.0               $1.3125

Second Quarter..................................        3.125            1.50             3.875              2.00

Third Quarter...................................        3.25             1.50             3.625              1.625

YEAR ENDING DECEMBER 31, 1998
-----------------------------

First Quarter...................................       $3.125           $1.75            $3.375             $2.125

Second Quarter..................................        2.6875           1.6875           3.0                2.0

Third Quarter...................................        2.1875           1.125            2.625              1.4375

Fourth Quarter..................................        2.0625           1.25             2.625              1.50

YEAR ENDING DECEMBER 31, 1997
-----------------------------

First Quarter...................................       $2.25            $ .125           $2.75              $ .625

Second Quarter..................................        3.125            1.4375           4.125              1.9375

Third Quarter...................................        2.75             2.0625           3.875              2.3125

Fourth Quarter..................................        2.625            1.375            2.75               1.75



     As of October __, 1999, there were ___ holders of record of our common stock.

                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business. Payment of cash dividends in the future will depend upon our earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION


     The following table sets forth as of June 30, 1999:

o    on an actual basis; and

o as adjusted to reflect the sale of the minimum of 571,428 shares and the maximum of 1,000,000 shares of common stock offered hereby, after deducting the estimated offering expenses:


                                                                        Period Ended
                                                                        June 30, 1999
                                                            -----------------------------------
                                                                               As Adjusted
                                                                          ---------------------
                                                             Actual       Minimum      Maximum
                                                            --------      --------     --------
Total Debt:                                                 $121,887      $121,887     $121,887

Stockholders' equity:

Common Stock, $.01 par value; 5,000,000
shares authorized; 3,575,660 shares issued and
outstanding-- actual and 4,147,088
(minimum) and 4,575,660 (maximum)-- as
adjusted; 11,316 shares held in treasury(1)............      $35,757       $41,471      $45,757

Additional paid-in capital.............................   $1,828,346    $3,722,632   $5,218,346

Accumulated deficit....................................    ($725,696)    ($725,696)   ($725,696)

Total stockholders' equity (deficiency)................   $1,138,407    $3,038,407   $4,538,407

Total Capitalization...................................   $1,260,294    $3,160,294   $4,660,294

--------
(1) Excludes (A) 75,000 shares issued subsequent to June 30, 1999 pursuant to a consulting agreement and (B) shares issuable upon the exercise of outstanding (1) options and warrants and (2) options that may be granted pursuant to certain consulting agreements and under our stock option plan. See "Management" and "Description of Securities -- Stock Options, Stock Option Plan, and Other Agreements to Issue Stock."

                                    DILUTION


     Purchasers of the shares will experience immediate and substantial dilution in the value of their shares after purchase. Dilution represents the difference between the initial public offering price per share paid by the purchaser in the offering and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share represents the net tangible assets, defined as total assets less total liabilities, divided by the number of shares of common stock outstanding upon closing of the offering. Our net tangible book value (actual) at June 30, 1999 (unaudited), was $1,138,407 or $.32 per common share.

     Giving effect to the issuance after June 30, 1999 of 571,428 shares assuming an offering price of $3.50 per share (minimum) and 1,000,000 shares assuming an offering price of $3.50 per share (maximum) and the receipt of the net proceeds by Tech Labs, the pro forma net tangible book value would have been:

o    $3,038,407 or $.73 per share upon completion of the minimum offering; and

o    $4,538,407 or $.99 per share upon completion of the maximum offering.

     This represents an immediate increase in net tangible book value of $.41 per common share (minimum offering) and $.67 per common share (at maximum offering) to the existing shareholders and an immediate dilution of $2.77 per common share (minimum offering) and $2.51 per common share (maximum offering) to persons purchasing shares in this offering. The following table illustrates this per share dilution:


                                                              Minimum    Maximum
                                                              -------    -------

Offering price per share                                       $3.50      $3.50

Net tangible book value per share at June 30,                    .32        .32
1999 (unaudited)

Increase per common share attributable to                        .41        .67
payments by new investors                                      -----      -----


Net tangible book value per share at June 30,                    .73        .99
1999 (unaudited), on a pro forma basis                         -----      -----
reflecting the proceeds of this offering


Dilution of net tangible book value per share to               $2.77      $2.51
new shareholders(1)                                            -----      -----


---------

(1) Represents dilution of approximately 79% with the completion of the minimum offering and 72% with the completion of the maximum offering, respectively, to purchasers of common stock offered hereby.

     The following table sets forth on June 30, 1999, on a pro forma basis, the differences between existing shareholders and new investors in the offering with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new investors.

Minimum Offering(1)
                                                                                                       Percentage of
                                                               Percentage of                              Total
                                                                Outstanding     Consideration          Consideration  Average Price
                                             Number                Shares           Paid                   Paid         per Share
Existing
Shareholders                               3,575,660                 86%         $   35,757                  2%           $0.01

New Investors                                571,428                 14%         $2,000,000                 98%           $3.50

Total                                      4,147,088                100%         $2,035,757                100%              --


Maximum Offering(1)
                                                                                                       Percentage of
                                                               Percentage of                              Total
                                                                Outstanding     Consideration          Consideration  Average Price
                                             Number                Shares           Paid                   Paid         per Share
Existing
Shareholders                               3,575,660                 77%         $   35,757                  1%           $0.01

New Investors                              1,000,000                 23%         $3,500,000                 99%           $3.50

Total                                      4,575,660                100%         $3,535,757                100%              --


--------
(1)  Based on the number of outstanding shares as of June 30, 1999 and excludes:


o 75,000 shares issued subsequent to June 30, 1999 pursuant to a consulting agreement;

o options to purchase 100,000 shares at $1.25 per share and an additional 100,000 shares at $1.75 per share pursuant to a consulting agreement;


o options to purchase 50,000 shares exercisable at $1.85 per share pursuant to a consulting agreement;


o options to purchase an aggregate of 190,000 shares exercisable at $.50 per share granted under Tech Lab's stock option plan for officers and directors;


o    options to purchase 75,000 shares exercisable at $1.12 per share; and

o pursuant to the employment agreement with our president, options to purchase up to 300,000 shares, 100,000 options of which are vested, with the balance to vest in 100,000 increments on each of October 1, 1999, and October 1, 2000, so long as the president is employed, such options to be exercisable at $.50 per share. See "Management," "Management-- Stock Option Plans" and "Description of Securities."

                             SELECTED FINANCIAL DATA

     The financial data included in the following table has been derived from our unaudited financial statements and should be read together with our unaudited financial statements and related notes and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


                                                               Period Ended                                   Period Ended
                                                               December 31,                                     June 30,
                                              --------------------------------------------            --------------------------
                                                1996             1997               1998                1998              1999
                                              --------         --------           --------            --------          --------
                                                                                                               (unaudited)

Statement of Operations Data:

     Sales                                    $647,015         $444,322           $552,486            $172,319           $160,304

     Cost of Sales                             337,269          446,457            386,425             173,182            112,213
                                              --------         --------           --------            --------           --------

         Gross Profit                          309,746           (2,135)           166,061                (863)            48,091

     Operating Expenses
         General and administrative            246,915          257,826            311,716             188,569            298,311

         Depreciation and
         amortization                           10,849            7,278             18,133                  --                 --
                                              --------         --------           --------            --------           --------

     Income (loss) from operations              51,982         (267,239)          (163,788)           (189,432)          (250,220)

     Other income-- Interest                       388              166              1,654                  83                -0-

     Interest expense                            3,188            6,996              6,970               3,498                -0-
                                              --------         --------           --------            --------           --------

     Income (loss) before provision
         for income taxes                       49,182         (274,069)          (169,104)           (192,847)          (250,220)

     Provision for income                          -0-              -0-                -0-                 -0-                -0-

     Net income (loss)                          49,182         (274,069)          (169,104)           (192,847)          (250,220)

     Net income (loss) per share                 $0.04           ($0.18)            ($0.06)             ($0.09)            ($0.08)

                                                            Period Ended                                     Period Ended
                                                             December 31,                                      June 30,
                                              -------------------------------------------             --------------------------
                                                1996            1997              1998                  1998             1999
                                                ----            ----              ----                  ----             ----
Balance Sheet Data:                                                                                           (unaudited)
     Total assets                             $459,711         $609,526        $1,018,597             $590,126         $1,260,294

     Working Capital                           267,436          405,548           851,540              384,671          1,026,243

     Current Portion of long-term debt          34,445           34,445            32,742               32,742             31,131

     Long-term debt (less current portion)         -0-              -0-               -0-                  -0-               -0-

     Shareholders' equity                     $296,184         $429,615        $  863,727             $424,268        $ 1,138,407

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

General

     We were incorporated in 1947 as a New Jersey corporation. Our focus has historically been the design, manufacture, and sale of rotary switches. Switches have been a significant part of our revenue for five decades. In 1995, to augment revenues, we sought business in transformers and contract manufacturing. In 1998, we made a shift to new product development. In 1998, we also made our first sales of the IDS product, and in April of 1999, we completed the acquisition of the DynaTraX(TM) switch and technology. We will continue to focus on IDS and DynaTraX(TM) sales and development of additional products using these technologies.


     The following table sets forth the components of our revenues for each of our major business activities in 1996, 1997, and 1998 and for the six months ended June 30, 1998 and 1999 and their approximate percentage contribution to revenues for the period indicated:


PRODUCT TYPE                   1996        % of Revenue         1997         % of Revenue       1998          % of Revenue
------------                   ----        ------------         ----         ------------       ----          ------------

Rotary Switches              $262,858          40.6%          $199,324            44.8%       $166,550            30.1%

IDS Sensors                         0             0                  0               0         254,900            46.2%

Transformers/Coils             60,741           9.4%            53,595            12.1%         50,515             9.1%

Contract Manufacturing        323,416          50.0%           191,404            43.1%         80,520            14.6%
                             --------         -----           --------          ------        --------          ------

Totals                       $647,015         100.0%          $444,323           100.0%       $552,485           100.0%
                             ========         =====           ========          ======        ========          ======


                                                  Six Months Ended
                                                      June 30,
                              ------------------------------------------------------------
                                                     (unaudited)

PRODUCT TYPE                    1998          % of Revenue       1999         % of Revenue
------------                    ----          ------------       ----         ------------
Rotary Switches              $ 97,016             56.3        $ 76,160            47.5

IDS Sensors                    22,229             12.9          47,474            29.6

Transformers/Coils             36,876             21.4          22,006            13.8

Contract Manufacturing         16,198              9.4          14,664             9.1
                             --------           ------        --------          ------

Totals                       $172,319            100.0%       $160,304           100.0%
                             ========           ======        ========          ======


     As the foregoing reflects, there was a significant decrease in sales of rotary switches and contract manufacturing, due to a shift to new product development and sales. There were no sales of the new IDS in 1997. In 1998, sales of the IDS were $254,900.


     The following table sets forth the percentages of gross profit for each of our major business activities in 1997 and 1998, and for the three months ended June 30, 1998 and 1999:

                                                                                      Six Months Ended
                                                                                          June 30,
                                                                              -----------------------------------
                                                                                        (unaudited)
PRODUCT TYPE                        1997          1998       Net Change       1998          1999       Net Change
------------                        ----          ----       ----------       ----          ----       ----------

Rotary Switches                     44.2%         45.0%          0.8%         44.2%         45.0%          0.8%

IDS Sensors                           -0-         52.0%         52.0%         52.0%         54.6%          2.6%

Transformers/Coils                  22.7%         25.0%          2.3%         22.7%         25.0%          2.3%

Contract Manufacturing              20.0%         22.8%          2.8%         20.0%         22.8%          2.8%

Unallocated company expenses(1)    (31.2%)       (13.1%)        18.1%        (38.8%)       (13.1%)        25.7%

Total company gross profit %        (0.5%)        30.1%         30.6%        (0.05%)        30.0%         30.5%



     We have begun to shift out of the subcontracting and transformer business which provides low gross profit margins, for higher gross profit margin sales of IDS and other new products. While rotary switches produce high gross profits, demand for rotary switches is low.

     We have gradually shifted our product offering from less profitable to more profitable proprietary products.

----------
(1)  Includes physical inventory adjustments and factory overhead.

Results of Operations


Six Months Ended June 30, 1999, Compared to Six Months Ended June 30, 1998 -- Unaudited.

     Sales were $160,304 for the first six months of 1999 as compared to $172,319 for the six months ended June 30, 1998. The decrease was due to limited marketing efforts and the lack of new product introductions.

     Cost of sales of $112,213 for the six months ended June 30, 1999 compared to $173,182 for the same period in 1998 decreased significantly due to reductions in manufacturing costs, efficiencies and reduction of manufacturing staff.

     Selling, general, and administrative expenses increased by $109,742 or 58% in the first half of 1999 as compared to the prior period in 1998 which resulted from higher than normal expenses in 1999 due to professional fees associated with the acquisition of DynaTraX(TM).

     Losses from operations of ($250,220) in the first half of 1999 increased by $57,373 or 30% compared to losses of ($189,432) for the prior period as a direct result of higher costs and lower selling, general, and administrative expenses.


1998 Compared to 1997.

     Sales increased 24% from $444,322 in 1997 to $552,486 in 1998. This was due to an increase in sales of the Intrusion Detection System (IDS).


     Cost of sales decreased 16% from $446,457 in 1997 to $386,425 in 1998 due to an increase in sales of lower costs IDS products.


     Selling, general and administrative expenses, including depreciation, increased 24% from $265,104 in 1997 to $329,849 in 1998 due to increased sales efforts, engineering, testing, and promotion of new product introductions, as well as consulting, legal, and other expenses in connection with the acquisition of the DynaTraX(TM) product line.


     Income (loss) from operations decreased 39% from a loss of ($267,239) in 1997 to a loss of ($163,788) in 1998 due to higher gross profit margins on new products.


     Interest expense decreased negligibly from $6,996 in 1997 to $6,970 in 1998.

1997 Compared to 1996

     Sales decreased 31.3% from $647,015 in 1996 to $444,322 in 1997 due to a decrease in subcontracting activity.

     Cost of sales increased 32.4% from $337,269 in 1996 to $446,457 in 1997 due to fixed overhead.

     Selling, general and administrative expenses, including depreciation, increased slightly from $257,764 in 1996 to $265,104 in 1997.

     We had income of $51,982 for 1996 as compared to a loss of ($267,239) for 1997 due to lower sales from subcontracting activity.

     Interest expense increased 119% from $3,188 in 1996 to $6,996 in 1997.

Liquidity and Capital Resources.


     During the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 we have had difficulty meeting our working capital requirements, which was a result of lower sales, limited marketing efforts, and continued losses from operations. During the years ended December 31, 1997 and 1998, we completed sales of our common stock which raised approximately $407,000 in 1997 and $603,716 in 1998. During calendar 1999 we raised an additional $250,000 for the acquisition of the DynaTraX(TM) assets and an additional $200,000 for working capital.


     During 1998 we sold our first IDS products to the U.S. government Los Alamos facility. Continued sales will, however, be dependent upon sustained marketing efforts. Bacause sales from our historical lines of products have not in the past, and are not in the future expected to generate sufficient revenue to support our product development and marketing and sales efforts for our DynaTraX(TM) and IDS products, we will be required to meet our capital needs to finance our business plan through the sale of our shares of common stock in this offering. In the event we are unable to complete this offering or we sell less than the maximum number of shares offered hereby, we will be required to curtail the implementation of our business plan.


Year 2000 Readiness

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates to avoid system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     Our Year 2000 review is in progress. We believe that all of our own computer systems and products will be compliant before 2000.

     o Products. The DynaTraX(TM) system software runs on Microsoft Windows NT, which is Year 2000 compliant. The DynaTraX(TM) hardware is also compliant. The IDS and the various electronic and electrical components that we manufacture neither contain microprocessors nor are they reliant on time or date software. We believe such equipment to be unaffected by the Year 2000 problem.

     o Vendors. All of our components are bought "off the shelf" and are manufactured by numerous companies. We believe we will be able to replace supplies from any vendor experiencing manufacturing difficulties due to the Year 2000 problem.

     o IT Systems. We conducted a survey of our information technology hardware and and have scheduled upgrades and/or replacements of all identified Year 2000 non-compliant hardware and software prior to 2000.

     o Costs. We do not currently expect that costs associated with Year 2000 compliance will materially affect our operations or financial position. However, if we discover Year 2000 problems in the future, we may not be able to develop, implement, or test remediation or contingency plans in a timely or cost-effective manner.

     o Risks. Failure of third party products, such as a breakdown in telephone, electric service or other utilities, e-mail, voicemail or the World Wide Web could cause a disruption in our business operations. Disruptions in services provided by banks, telephone companies and the U.S. Postal Service could negatively impact our business. Although we believe that our products are Year 2000 compliant, it is possible that they may not contain the date codes necessary to operate in the year 2000. Any failure of the products to perform could result in the delay or cancellation of product orders and the diversification of managerial and technical resources from product development and other business activities to attend to Year 2000 issues.

                                    BUSINESS

General


     Tech Laboratories, Inc., which was incorporated in 1947, manufactures and sells various electrical and electronic components. On April 27, 1999 we completed the acquisition of the DynaTraX(TM) high-speed digital switch matrix system. We believe that the acquisition of the DynaTraX(TM) technology will enable us to become a provider of multi-media digital network distribution and management equipment for use in campus and building facilities.


     In addition, during the last two years, through our subsidiary, Tech Logistics, Inc., we have been marketing and manufacturing under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS." The IDS was originally designed for military applications, and we currently market this product to government agencies and private industry for use in nuclear, industrial and institutional installations.

Historical Business

     We manufacture and sell standard and customized switches, transformers and test equipment. In addition, we act as a contract manufacturer for other companies and produce on an OEM basis electronic and electrical assemblies, printed circuit board assemblies, cable and harness assemblies and specialized electronic equipment. Approximately 15% of our products are manufactured for military applications.

     Our switches are primarily incorporated in electronic and electrical devices, test field engineering, manufacturing and quality control equipment, and are standardized and custom-made. Transformers are devices for converting a varying current from one voltage to another and may increase the voltage. Our historic customer base for transformers has been the elevator industry.

     Our contract manufacturing activities have included fabrication of computer boards and assembly of cables and harnesses. In addition, we have manufactured, on an OEM basis, such products as infrared beam perimeter security devices, microprocessor based machine controls, test instruments for ophthalmology products, test instruments for manufacturers of integrated circuits, control components for photo-lithographic products, high-power control panels and power distribution control panels.

     We have also expanded our product lines by manufacturing test equipment in which switches are a key component. We have designed test instruments in the fields of resistance, inductance and capacitance decade substitution that serve as calibration and design aids for engineers.

     We have also developed a new line of decade resistance, capacitance and inductance substituters, utilizing our highly reliable rotary switches. Prototypes for these products have been made and evaluated, and the tooling to produce these products has been completed. We intend to market our new line over the Internet, as well as through our distribution and outside sales agents. Our website is currently on-line. Our website address is www.techlabsinc.com.

     We have, in the past two years, entered into a number of agreements and arrangements to develop and/or market a broader range of products, some of which incorporate some of our historical products and others of which involve diversification into the areas of security devices and systems and network switching systems. Due to our limited resources, we have only engaged in limited development and marketing of these products, and our revenues from such activities have been minimal.

We will require the proceeds of this offering to market these products and develop additional products, and there can be no assurance that any of these products will achieve significant market acceptance or that we can derive significant revenues from these products.


The DynaTraX(TM) Asset Acquisition

     On April 27, 1999, we completed the acquisition of the DynaTraX(TM) system, from NORDX/CDT, INC. for a purchase price of $500,000. In connection with the acquisition of DynaTraX(TM) technology, we acquired certain inventory, customer and supplier lists, marketing and promotional materials, patents and patent applications, and other equipment related to the DynaTraX(TM) product. We believe that the acquisition of the DynaTraX(TM) technology will enable us to become a provider of multi-media digital network distribution and management equipment for use in campus and building facilities.

     We believe that there is a rapidly growing marketplace for "digital" multi-media, including internet, high-speed data, digital voice and video; and, information equipment and systems. We intend to use the DynaTraX(TM) unique high-speed, transparent digital cross-connect matrix to produce a line of standard, universal firmware, configurable digital network distribution and management equipment that OEM's and/or Value-Added-Resellers will be able to use as a platform they can custom configure, through software, to supply a variety of industry and customer-specific applications and functions.

     We may be unable to develop or successfully market these proposed products. We will need the funds from this offering to develop and market our existing DynaTraX(TM) products, as well as developing new products incorporating the DynaTraX(TM) technology. See "Risk Factors." In the long term, we intend to build industry recognition for producing private, customer-premise (community, commercial, educational and hospitality complexes, and residential buildings), high-speed Internet, Long Distance, Intranet information distribution and management switching systems.


     We believe the future trend in communications is reselling local loop services using new digital transmission technology and equipment to get around the present "de facto monopoly" telephone and CATV companies maintain over local connection and distribution services.


     We feel our DynaTraX(TM) technology will play a large role in helping developers, builders and/or managers of private residential communities and commercial, industrial, educational and hospitality complexes establish facilities that will distribute and manage high-speed digital Internet, Long Distance and CATV services. This technology permits these users to bypass current telephone and CATV companies' "Last Mile" connection service, possibly allowing them to increase rents and to make their properties more attractive to tenants.


Industry

DynaTraX(TM) Networking Management and Maintenance Technology


     Our DynaTraX(TM) product is proposed to be sold in the multi-media digital network distribution and management equipment industry. The growth in digital networks is clear as is the cost in supporting and maintaining these networks. We initially intend to market the DynaTraX(TM) product in the eastern portion of the United States with expansion to other markets over time. There are at least four companies that have products that compete with the DynaTraX(TM) product. However, we believe none of these competitors offer a product with all of the features or capabilities of DynaTraX(TM).

     We expect that competition in the sale of our DynaTraX(TM) product will be on the basis of price, features, service and technical support. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

     We believe that our DynaTraX(TM) product offers a faster switch and a much smaller port size than any competing product and is not limited to a specific type of network as with some competing products.


     Competition for network management products comes from several different sources. One source of competition is the designated employees of large organizations which have been hired to manage and maintain their internal networks. However, we believe the need to reduce costs through the implementation of automated cost saving technologies such as the DynaTraX(TM) technology, will provide Tech Labs with market opportunities.

     Another group of competitors which produce products to manage and maintain the network physical layer consists of NHC, RIT and Cyteck. Of these three companies, NHC is the only one that offers a transparent high-speed switch. The NHC switch is not as fast as our DynaTraX(TM) product and much smaller in port size. In addition, V-LAN switching, which is a technology utilized by a number of companies, can be regarded as a competing technology. However, V-LAN switching is limited to a specific type of network (Ethernet) and not able to support many tasks which our DynaTraX(TM) technology is designed to complete. These tasks are:

     o rearranging network physical layer connections e.g.s moves, adds and changes of equipment such as computer terminals; fax machines; and printers;

     o    testing circuits;

     o    managing and mainatining end-to-end network configuration; and

     o    maintaining asset inventory records.

     We regard V-LAN as complementary to DynaTraX(TM) circuit switching since they can work together to provide a more comprehensive network management/maintenance solution. The four competitors all have greater financial and other resources and currently account for substantially all of the existing market.


Infrared Intrusion Detection System ("IDS")


     In April 1997, we formed Tech Logistics, Inc., a joint venture subsidiary owned at that time 80% by our company and 20% by Carmine O. Pellosie, Jr., a director of our company and president of International Logistic, Inc., a privately owned company that distributes police, security, safety and communication security devices. In May 1998, we acquired Mr. Pellosie's interest in Tech Logistics. The IDS, which is an active infrared sensor system able to detect intrusions by humans or vehicles into protected areas, was originally designed for military applications.

     We have recently begun marketing IDS to government agencies and private industry for use in nuclear, industrial, and institutional installations. We have also begun to manufacture and market products currently sold by International Logistics Inc., as well as new security, police training, bomb detection and disposal equipment, anti-terrorism countermeasures and lie detection devices. New devices are intended to include hand-held letter bomb detectors, hand-held weapons detectors, video surveillance equipment as well as integrated audio-visual surveillance vehicles for government and police use.


     We have entered into an Amended and Restated Joint Marketing Agreement and a Confidentiality and Manufacturing Agreement as of October 1, 1997 with Elekronik Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FUA Safety Equipment, AG
(FUA), pursuant to which our company was granted an exclusive right until September 30, 2007 to manufacture and sell in the U.S., Canada and South America the IDS products. The agreements provide that gross pre-tax profits shall be calculated according to GAAP and shall be distributed quarterly in arrears 70% to our company and 30% to FUA until March 31, 2001. Thereafter, until September 30, 2007 the agreements provide that any pre-tax net profit in excess of 16% shall be distributed 70% to our company and 30% to FUA. In addition, we will also pay FUA a royalty of 5% of the cost of any IDS products we manufacture and sell. We also intend to market metal detection equipment manufactured by EAG for use in security and industrial applications, such as walk-through metal detectors and hand-held metal detectors.


     We are marketing our IDS product to the security and anti-terrorist industry. We believe this is a growing industry and that terrorist incidents and security breaches serve to increase the demand for our products. We have recently completed the sale of an IDS to Los Alamos National

Laboratories.


     This industry has a number of different competing products and technologies. Competition in the industry is partly based on price and partly on other factors such as effectiveness of a product in the field, acceptable levels of false alarms for a given application and service. We are marketing the IDS product for global distribution. We have a number of competitors for the IDS products offering competitive technology, many of whom have greater financial and other resources.

     We have received approval for the IDS from the U.S. Air Force for inclusion in their Tactical Automated Security System (TASS) program which is a $500 million program to thwart enemy attacks on critical military installations throughout the world. Subsequent to this approval, Tech Labs has received a blanket order to provide 50 IDS systems to the U.S. Air Force. Tech Labs has as of the date of this Prospectus shipped 6 systems under its blanket order to the TASS prime contractor. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.


Switches, Transformers and Test Equipment

     We sell our switch, transformer and test equipment products in the electronics and electrical industries, primarily as a contract manufacturer for other companies or for inclusion in OEM products. We market our products in these industries in the United States. This is a mature market. Competition is on the basis of price and service. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution. We have many competitors in this market who are able to produce similar quality products, many of whom have greater financial and other resources than we do.

Marketing Strategies

     Marketing.   We  plan  to  implement  a  three-pronged   marketing  program
consisting of:


     o Industry announcements and presentations through business and industry trade groups;

     o Establishing relationships with several industry recommenders and specifiers, who are consultants and engineering companies to help present our cable management and network physical layer solutions to the end-users and their contract management or system integrators; and

     o A promotional campaign of ads, mailings, and on-line Web site media, targeted at the end-user communications managers, their consultants and advisers.

     Initially, we will focus on the communication/computer centers in the eastern part of the United States. We plan to divide this area into four sales regions:

     o    New England states;

     o    New York metropolitan area;

     o    Mid-Atlantic/Washington DC area; and

     o    South East Coast states.

     We will quickly set up several regional representatives, sales agents, and/or certified value added resellers (VARs) in each of the four regions. Our plan is to have one representative and, initially, up to two VARs for each region. Whenever possible, we plan to use former NORDX/CDT trained sales agents and certified VARs.


     Sales representatives will be commissioned sales agents. VARs will be system integrators who will purchase DynaTraX(TM) products at a volume based discount price for resale as part of a turn-key (design, install, maintain) service.


     We also plan to expand on the initial program by opening up additional sales areas in the country and overseas. We contemplate doing this by adding regional representatives or agents, or through current VAR organizations that have a national presence.

     In the established East Coast area, we intend to set up three regional sales/service centers:

o    Massachusetts;

o    Washington, DC; and

o    Florida

     We will repeat the process in the other areas as they become established.

     We plan to use our sales/service centers to introduce new, enhanced versions of the DynaTraX(TM) system and to provide territory customer support services. We also plan to set up a separate marketing campaign and sales operations to build markets for our expanded high-speed, customer-premise DynaTraX(TM) gateway networking switch.


     In addition, working with VARs, we will focus on providing turn-key, private customer-premise digital gateway exchange networking systems. We will target real estate developers, builders and/or owners of private communities, commercial community retail complexes and shared rental buildings to enable them to control and resell Internet, Long Distance, CATV, and building automation information services going into and out of their private facilities.


     Although we believe that we can be profitable by the fourth quarter of 1999 from the increased sales of our IDS products and sales of the newly acquired DynaTraX(TM) completed inventory, our profitability is subject to both the successful and timely implementation of our business plan and market acceptance of our new products. All research and development of our IDS products have been expensed and we have received approval from the U.S. Air Force for inclusion of the IDS products in its TASS program. We received our first blanket order for our IDS product in May 1999.


     Our plan to become profitable included the acquisition of the DynaTraX(TM) product in April 1999 and to sell the finished DynaTraX(TM) inventory we acquired.


     Because we have incurred substantially all our anticipated research and development costs with respect to our IDS product and have had it approved by the Air Force for inclusion in the TASS program, and have completed the purchase of the DynaTraX(TM) switch, technology and marketing materials, upon completion of this offering, we believe we will have the funds necessary to market our products and achieve profitability.

     Our profitability will be delayed if we are not able to sell our products as we have anticipated. We believe we are raising sufficient funds with this offering to achieve the sales necessary to become profitable and to provide sufficient liquidity until such time as we become profitable. In the event that sales and profitability are delayed to the point beyond that anticipated and liquidity is impacted, we would reduce or defer operating expenses, such as expenses to finish work in progress relating to the DynaTraX(TM) inventory and research and development of additional DynaTraX(TM) products.

Source of Supply

     Current inventory component purchases for all our products are made from OEMs, brokers, and other vendors. We typically have more than a single source of supply for each part, component, or service, but from time to time we may utilize a single supplier for a particular part or component. During the year ended December 31, 1998, Wiggins Plastics was our largest supplier with 14.2% of our overall inventory purchases. These purchases were primarily used in the manufacture of electromechanical switches. During the year ended December 31, 1997, Wiggins Plastics accounted for 16.8% of our supply of inventory. Those components were in products that produced approximately 25.7% of our revenue for such year. We have no long-term agreements with any of our suppliers.


Order Backlog

     The backlog of written firm orders for our products and services as of June 30, 1999, was as follows:

          As of June 30, 1999: $485,440

          As of June 30, 1998: $159,109


Patents

     In connection with our acquisition of the DynaTraX(TM) assets, we acquired certain patents and pending patent applications. While a patent has been granted in Great Britain, our patent applications in the U.S., Europe and elsewhere are subject to review in those jurisdictions. There can be no assurance that these patents will be granted and even if granted may afford us limited or no protection, depending upon the nature of competing technology and upon our ability to defend our intellectual property rights.

Employees


     As of June 30, 1999, we had 11 full-time employees, including our officers, seven of whom were engaged in manufacturing, one in repair services, one in administration and financial control, one in engineering and research and development, and one in marketing and sales.

Facilities; Manufacturing

     Our corporate headquarters and manufacturing facility is located in North Haledon, New Jersey. Our primary manufacturing and office facility is a one-story building that is adequate for our current needs. We lease this facility of 8,000 square feet, from a non-affiliated person, under a lease that ends in May, 2001. The annual base rent is $48,000 and includes property taxes and other adjustments. We believe our premises are adequate for our current needs and that if and when additional space is required, it would be available on acceptable terms.


     We are an integrated manufacturer and, accordingly, except for plastic moldings and extrusions, produce nearly all major subassemblies and components of our devices from raw materials. We purchase certain components from outside sources and maintain an in-house, light machine shop allowing fabrication of a variety of metal parts and castings, complete tool room for making and repairing dies, a stamping shop and an assembly shop with light assembly presses. Our test lab checks and tests our products at various stages of assembly and each finished product undergoes a complete test prior to shipment.

     We anticipate that we will either manufacture any new products ourselves or subcontract their manufacture, in whole or in part, to others. We believe that personnel, equipment, and/or subcontractors will be readily available as and when needed.

     We offer warranties on all our current products, including parts and labor for one year.

     We have limited research and development facilities and currently employ one (1) engineer.

Litigation

     We are involved in a lawsuit arising from a letter of intent relating to a small potential transaction we did not complete because we believed there were misrepresentations made to us. We believe that the outcome is likely to be favorable, but that our maximum liability if we do not prevail would be $30,000.

                                   MANAGEMENT

Directors, Executive Officers, and Key Consultants

Name                           Age           Title
----                           ---           -----

Bernard M. Ciongoli            52            President, Treasurer, and Director

Earl M. Bjorndal               47            Vice President and Director

Carmine O. Pellosie, Jr.       57            Secretary and Director

Louis Tomasella                58            Director


Richard J. Rice                62            Director


     Each director is elected for a period of three years and until his successor is duly elected by shareholders and qualified. Officers serve at the will of the board of directors.

     Bernard M. Ciongoli became our president and a director in late 1992, and became Treasurer in 1998. From 1990 through 1991 he served as president of HyTech Labs, a company engaged in sales and servicing of electronic test equipment. During the years of 1987 to 1990, he acted as the principal owner and President of Bernco Developers, a real estate developer. Mr. Ciongoli holds a degree in electronic engineering from Paterson Institute of Technology.

     Earl M. Bjorndal has been with us in various capacities since 1981. He has been a director since 1985, and became a vice president in 1992. He is a graduate of the New Jersey Institute of Technology with both bachelor's and master's degrees in industrial engineering.

     Carmine O. Pellosie, Jr. has been a director since the formation of Tech Logistics, Inc. in 1997 and has been our Secretary since April 1999. Since January 1, 1999, he has been the Controller of the Passaic County Department of Health and Human Services. Prior to January 1999, he was, for more than five years, president of International Logistics, Inc.


     Louis J. Tomasella has served as director since 1994 and was treasurer from 1994 through 1998. He is the owner of Tomco Realty, a general real estate brokerage firm in New Jersey. Mr. Tomasella holds a bachelors degree in liberal arts from Rutgers University.



     Richard J. Rice has served as a director since July 1999. He has served as chairman of Teletalk International Services, Inc. since June 1994. He also serves as president and CEO of Richard J. Rice, Inc. since November 1993. Prior to 1993 Mr. Rice was president and CEO of Long Distance Services, Inc. for more than five years.


Executive Compensation


     The following table summarizes the compensation paid to or earned by our president. No other officer has received compensation in excess of $100,000 in any recent fiscal year.

                           Summary Compensation Table

                                                                              Long-Term
                                         Annual Compensation                Compensation
                                   -----------------------------------      -------------
                                                                              Shares of
                                                                             Common Stock
                                                                            Issuable Upon
    Name and 1998                                                            Exercise of
 Principal Position                Year       Salary($)       Bonus($)         Options
 ------------------                ----       ---------       --------         -------
Bernard M. Ciongoli                1998       $125,000          0              300,000
  President, Treasurer

     The following table sets forth information realting to all options granted:

                       Option Grants in Fiscal Year 1998


                                                   Percent of
                                 Number of        Total Options
                                Securities         Granted to
                                Underlying        Employees in
                              Options Granted      Fiscal Year       Exercise        Expiration
          Name                    (#)(1)             (%)(2)         Price($)(3)         Date
          ----                ---------------     ------------     -----------       ----------
Bernard M. Ciongoli              300,000              85.7             $.50           10/1/03
Earl M. Bjorndal                  50,000              14.3             $.50           10/1/03
Carmine O. Pellosie, Jr.               0               N/A              N/A               N/A

     We have a five (5) year employment contract with Mr. Ciongoli that commenced October 1, 1998, and amended June 18, 1999. Mr. Ciongoli is currently compensated at the base salary rate of $125,000 per annum. Mr. Ciongoli is also entitled to receive two (2%) percent of our sales in excess of $1,000,000 during any year he is employed by ua. In addition, Mr. Ciongoli was also granted an option exercisable for five (5) years from date of grant to purchase 300,000 shares of stock at $.50 per share, such option to vest in increments of 100,000 shares per annum on each anniversary date of the agreement commencing October 1, 1998. The agreement is automatically renewed for one (1) year unless either party terminates the agreement in writing at least 180 days prior to the expiration of the term or of any renewal period.



     In 1996 we granted to Mr. Ciongoli an option to purchase 100,000 shares of common stock exercisable for five (5) years at $.50 per share under our stock option plan.

     We do not have employment agreements with any other officer or other employee. Our directors are not presently compensated.


Consultants


     We have entered into a consulting agreement with MPX Network Solutions, Inc. The term of the agreement is for one year expiring on March 14, 2000, renewable for an additional one year period. MPX will provide consulting services in the areas of marketing, customer relations and strategic and product development planning, particularly with regard to communications products. MPX will receive an annual fee of $52,000 and commissions on sales of telecommunications products during the term of the agreement ranging from 3% of the first $1,000,000 of the net sale prices to 1/2% of the net sale prices over $4,000,000. MPX will also receive 50,000 shares of common stock and will be issued options to purchase up to 50,000 shares of common stock, at a purchase price of $1.25 per share, depending on net sales of telecommunications products during the initial term and the extension term of the agreement. These services will be provided on an as needed basis, primarily by MPX's president, Mr. Sal Grisafi.

     We have also entered into a consulting agreement with Scott Coby. Under the terms of the agreement, the consultant will provide certain marketing and financial services. In consideration for entering into the agreement, which has an initial term of two years, we issued to the consultant a warrant to purchase 50,000 shares of common stock at $1.85 per share exercisable for five (5) years, and an additional warrant (the "Second Warrant") to purchase up to 200,000 shares of common stock at $3.50 per share exercisable for five (5) years, the Second Warrant to vest in increments of 25,000 shares each for sales of $250,000 or more of Tech Lab's products to purchasers obtained by consultant within the initial two (2) year term of the Consulting Agreement. The shares underlying the warrants have certain registration rights.

     We have also entered into a consulting agreement dated March 10, 1999, with Mint Corporation, a New York corporation, to provide certain financial and business consulting services, which include assisting our management in developing its business plan, introducing Tech Labs to members of the financial community, and assisting us in our financial planning. Under the terms of the consulting agreement, which may be terminated by us upon ten (10) days' prior written notice, we (a) issued 100,000 shares to Mint, 25,000 shares of which were issued in June 1999 and 75,000 shares were issued in October 1999; and, (b) granted to consultant an option to purchase up to 200,000 shares of common stock, such options to be exercisable to purchase 100,000 shares at $1.25 per share and options to purchase 100,000 shares at $1.75 per share. The options vests in full if the agreement has not been terminated by Tech Labs prior to July 10, 1999. The shares underlying the options have certain registration rights.

Stock Option Plan

     On December 11, 1996, the Board of Directors adopted a stock option plan for officers, directors, and other key employees. Options issued pursuant to the stock option plan are meant to qualify as incentive stock options within the meaning of Secion 422A of the Internal Revenue Code. A total of 450,000 shares were set aside for this purpose, and options for an aggregate of 190,000 shares have been granted at an exercise price of $.50 per share.


                              CERTAIN TRANSACTIONS


     The information set forth herein describes certain transactions between Tech Labs and certain affiliated parties. Future transactions, if any, must be approved by the Board of Directors.

     On December 11, 1996, we agreed to compensate our president, Bernard M. Ciongoli, and our vice president, Earl M. Bjorndal, for unpaid salary earned during 1996 in the form of common stock. Mr. Ciongoli received 280,000 shares for unpaid salary earned in the amount of $14,000 at $0.05 per share, and Mr. Bjorndal received 160,000 shares for unpaid salary earned in the amount of $8,000 at $0.05 per share.


     In December, 1996, we issued to Louis Tomasella 100,000 shares of common stock for consulting services.

     In April, 1997, we formed Tech Logistics, Inc., a joint venture subsidiary with Carmine O. Pellosie, Jr. to market security devices distributed by International Logistics, Inc., a private-owned company, of which Mr. Pellosie was the president and principal shareholder. Mr. Pellosie became a director of Tech Labs at that time. In May 1998, we acquired Mr. Pellosie's interest in Tech Logistics, Inc. for 15,000 shares of our common stock. See "Business -- Other Recent Developments."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as the date of this prospectus and as anticipated following this offering, the ownership of the presently issued and outstanding shares of our common stock (a) by persons known to us to own more than 5% of such stock, and (b) the ownership of common stock by our directors, and by all officers and directors as a group.


                                         Number of
                                        Shares Owned      % of Shares           % of Shares
                                        Beneficially       Prior to           Outstanding After
Name                                   and of Record       Offering(1)            Offering(1)
----                                   -------------       --------               --------
                                                                           Minimum          Maximum
                                                                           -------          -------
Bernard M. Ciongoli(2)                     720,000          20.14%          17.36%          15.74%

Earl Bjorndal(3)                           248,344           6.95%           5.99%           5.43%

Carmine O. Pellosie, Jr.(4)                 40,000           1.12%             *               *

Louis Tomasella(5)                         120,000           3.36%           2.89%           2.62%

Richard J. Rice                             80,000           2.24%           1.92%           1.75%

All officers and directors as a          1,208,344          33.80%          29.13%          26.40%
group (4 persons)(2-5)

-----------
*    less than 1%.

(1)  Excludes 75,000 shares issued to a consultant subsequent to June 30, 1999.

(2) Includes 100,000 shares issuable upon the exercise of immediately exercisable options granted under our stock option plan and 100,000 shares issuable upon exercise of options earned under our employment agreement with Mr. Ciongoli.

(3)  Includes   50,000  shares   issuable  upon  the  exercise  of   immediately
     exercisable options granted under our stock option plan.

(4) Does not include 20,000 shares issuable upon the exercise of options granted upon our stock option plans, which options are not exercisable until July 2000.

(5)  Includes   20,000  shares   issuable  upon  the  exercise  of   immediately
     exercisable options granted under our stock option plan.





                              PLAN OF DISTRIBUTION


     We will receive proceeds from the sale of 1,000,000 shares, aggregating a maximum of $3,500,000, before deducting offering expenses, if all such shares are sold. We will not receive the proceeds of any sale of the securities by any selling securityholders. We will pay all of the expenses incident to the registration of the securities, including registration pursuant to the securities laws of certain states, other than commissions, expenses, reimbursements, and discounts of underwriters, dealers, and agents, if any, made pursuant to any sales by the selling securityholders.

Minimum offering and escrow account

     All funds received by us with respect to the sale of the first 571,428 shares will be deposited by us at Hudson United Bank. If a minimum of 571,428 shares offered for sale in our direct participation offering are not sold within ninety (90) days following the effective date of the registration statement of which this prospectus is a part, the offering will automatically terminate unless extended for up to an additional ninety (90) days in our sole discretion and all funds received from the sale of the shares will be returned to the purchasers thereof with interest if the funds are held in escrow more than 90 days, at the same rate as paid by the escrow bank, and without interest if held less than 90 days. At the time that 571,428 shares have been sold prior to the expiration of the 90-day period, as the same may be extended, we will release the funds from the escrow account for deposit into the working account of our company. Although we will continue to sell the offering to attempt to reach the maximum offering (1,000,000 shares), such released funds will be used at that time as described herein.

     We may use one or more member firms of the National Association of Securities Dealers, Inc. to sell the shares. As of the date hereof, we have not entered into any agreements or arrangements for the sale of the shares with any broker, dealer, or sales agent. Any underwriters, dealers, or agents who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions. We anticipate that we will pay a commission or underwriting fee to such brokers or dealers of no more than 10%.

     If, at some time, we meet the requirements of the NASDAQ SmallCap Market for listing of our shares, we will apply for listing. If our shares should be accepted for listing thereon, then certain underwriters may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M.


     In order to comply with the applicable securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied.


Limited state registration


     We anticipate that we will primarily sell the shares in a limited number of states, depending on the location and registration of any selling broker or dealer that it locates. We will initially seek to qualify or register the sales of the shares in the states of New York, New Jersey, Connecticut, California, Pennsylvania, Michigan, Texas and Florida. We will not accept subscriptions from investors resident in other states unless we effect a registration therein or determines that no such registration is required.

Sales by the selling securityholders

     The selling securityholders shares may be sold to purchasers from time to time directly by and subject to the discretion of the selling securityholders. The selling securityholders may, from time to time, offer their securities for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agents.

     Any underwriters, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the 1933 Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the 1933 Act. The securities sold by the selling securityholders may be sold from time to time in one or more transactions at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or at prices otherwise negotiated at the time of sale. Such prices will be determined by the selling securityholders or by agreement between the selling securityholders and any underwriters.

     Any underwriters, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


     At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.


Use of a Broker-Dealer


     If we determine to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the shares. We anticipate that we would not pay in excess of 10% as a sales commission for any sales of the shares.

     If a broker-dealer were to sell the shares, it is likely that such broker-dealer would be deemed to be an underwriter of the securities as defined in Section 2(11) of the Securities Act of 1933 and we would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between Tech Labs and such potential broker-dealer. In addition, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms. In order to comply with the applicable securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states.

     Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling securityholder, may not simultaneously bid for, purchase or attempt to induce any person to bid for, purchase, or attempt to induce any person to bid for or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the selling securityholder, or other person engaged in the distribution, is no longer a participant in the distribution.




     We may select dealers who are members of the National Association of Securities Dealers, Inc. to sell the shares, and may pay commissions of up to [10]% to such dealers. No underwriter or dealer has made any firm commitment to purchase or sell any of the Shares offered hereby.

Determination of Offering Price

     While there is a limited market for the stock, the amount of stock to be offered in this offering is substantially greater than the daily volume in our stock. We have, therefore, arbitrarily priced the stock we are offering at a price that we feel is reflective of what the current market would support, given the number of shares we are selling. However, there can be no assurances that after this offering the market price of the stock will not decline.

                       OFFERING BY SELLING SECURITYHOLDERS


     An additional 90,045 outstanding shares and 50,000 shares of common stock issuable upon exercise of warrants held by the selling securityholders have been registered pursuant to the registration statement under the Securities Act, of which this prospectus forms a part, for sale by such holders. The shares may be sold subsequent to the effective date of the offering if a current prospectus relating to the securityholder shares is in effect and the securityholder shares are qualified for sale. None of the shares being registered by the selling securityholders pursuant to this registration statement are being offered for sale in connection with the offering. The shares of common stock and the shares underlying any warrants are not, however, subject to a lock-up.

     We will not receive any proceeds from the market sales of the securityholder shares, although we will receive the proceeds from the exercise of the warrants held by the selling securityholders. Tech Labs is paying all costs and expenses of registering the securityholder shares. Sales of the securityholder shares or the potential of such sales could have an adverse effect on the market price of our common stock. See "Risk Factors -- Shares Eligible for Future Sale."

     The selling securityholders and the number of shares held by each are as listed below:


                                                                  SECURITYHOLDER
            SELLING SECURITYHOLDERS                                   SHARES
            -----------------------                                   ------


Scott Coby....................................................         45,045

Coby Capital Corporation......................................         50,000

David Harris..................................................         45,000
                                                                     --------

    TOTAL.....................................................        140,045

     There are no other material relationships between any of the selling securityholders and Tech Labs, nor have any such material relationships existed within the past three years.



     The sale of the securityholder shares may be effected from time to time in transaction, which may include block transactions, in:

     o    the over-the-counter market;

     o    in negotiated transactions; or

     o    a combination of such methods of sale or otherwise.

     Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling securityholders may effect such transactions by selling their securities directly to purchasers

     o    through broker-dealers acting as agents; or

     o to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the market in negotiated transactions or otherwise.

     Broker-dealers, if any, may receive compensation in the form of discounts, commissions, or concessions and/or the purchasers from whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

     At the time a particular offer of securityholder shares is made by or on behalf of a selling securityholder, to the extent required, a Prospectus will be distributed that will set forth the number of securityholder shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, if any, the purchase price paid by any underwriter for any securityholder shares purchased from the selling securityholder, and any discounts, commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.


     If any of the following events occurs, this Prospectus will be amended to include additional disclosure before offers and sales of the securityholder shares are made:

     o To the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this Prospectus;

     o If the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in this Prospectus;

     o If the compensation paid to broker-dealers is other than usual and customary discounts, commissions, or concessions, disclosure of the terms of the transaction would be included in this Prospectus.

     This prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securityholder shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securityholder shares may not simultaneously engage in market making activities with respect to any securities of Tech Labs for a period of at least two (and up to nine) business prior to the commencement of such distribution. In addition, each selling securityholder desiring to sell securityholder shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of our company's securities by such selling securityholders.


     The selling securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                         SHARES ELIGIBLE FOR FUTURE SALE


     If we sell the maximum number of shares in this offering, we will have 4,575,660(1) common shares outstanding. Other than shares sold to affiliates of Tech Labs, the shares sold in this offering will be freely tradeable without restriction under the Securities Act of 1933. Of the 3,575,660 shares of common stock currently outstanding, 2,368,266 are freely tradeable without restriction under the Act. The remaining 1,207,394 shares held by existing shareholders are deemed "restricted" securities within the meaning of Rule 144 under the Act.

     In general, under Rule 144, restricted securities held by any person who is not an affiliate of the company and who has beneficially owned his or her shares for at least two years are freely tradeable. In addition, under Rule 144, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed "affiliates" of the company, as the term affiliate is defined in Rule 144, would be entitled to sell, within any three-month period, a number of common shares of which does not exceed the greater of 1% of our then outstanding common shares or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission under Rule 144.

     No sales are permitted, however, unless the current information about Tech Labs prescribed by Rule 144 is publicly available, sales are made through brokers or market makers in the manner prescribed by the rule, and all other requirements of the rule are met. The restricted shares outstanding have been held for varying periods of time, and certain of such shares have been held for the requisite periods and may be sold at any time subject to the volume limitations set forth above. If there are significant sales of our common shares by existing shareholders or sales of any of the shares underlying warrants when such shares have been registered pursuant to an effective registration statement, the price of our common shares may go down.

     There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell his shares.

     The Securities and Exchange Commission has adopted Rule 15g-9 which requires broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors to make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

     The regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (a) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (b) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (c) average annual revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.


     After receipt of the net proceeds from this offering, our net tangible assets are expected to exceed $2,000,000, providing an exception to this regulation even though our share price is below $5.00, so this regulation should not be applicable, initially, to our shares. If our net tangible assets fall below $2,000,000 and the market price of our shares is less than $5.00 per share, then this regulation will apply. If our securities were subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected by limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in our securities will not be subject to these or other regulations that would adversely affect the market for such securities.


     There is a very limited market for our common stock and a more substantial market may not develop in the future; or if developed, be maintained, or that the market price of our common stock will not decline. Even if a more active trading market does develop, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:


     o    actual or anticipated variations in our quarterly operating results;

     o    announcements of new product or service offerings;

     o    future technological innovations;

     o    new commercial products;

     o    changes in regulation;

     o    changes in financial estimates by securities analysts;

     o    conditions  and  trends  in   the  electrical,  electronic  component,
          security, and network switching industries;

     o changes in the economic performance and/or market valuations of other security and network switching companies; and

     o    general market conditions and other general factors.


     Furthermore, the stock markets, and in particular, the OTC Bulletin Board and NASDAQ stock markets, have experienced extreme price and volume fluctuations that have particularly affected the market prices of many technology companies, and have often been unrelated or disproportionate to the operating performance of such companies. Additionally, the market price of our common stock could be adversely affected by losses and other negative news regarding one or more other companies, despite the fact that such information is not related to us specifically. The trading prices of many technology companies' stocks are at or near their historical highs. Such high trading prices may not be sustained. These broad market factors may adversely affect the market price of our common stock. In addition, general economic, political, and market conditions, such as recessions, changes in interest rates, or international currency fluctuations, may adversely affect the market price of our common stock.

----------
(1) Does not give effect to the issuance of 75,000 shares subsequent to June 30, 1999 pursuant to a consulting agreement.

                            DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 5,000,000 shares of common stock having a par value of $.01 each, of which 3,575,660(1) shares are currently outstanding and 11,316 shares are held in treasury. There are currently approximately [___] holders of common stock.


Common Stock


     Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares may elect all of the directors of Tech Labs. The common stock does not have any preemptive rights. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.

     Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of our company, all assets and funds of our company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.


Stock Options, Stock Option Plan, and Other Agreements to Issue Stock


     We have outstanding options to consultants and third parties (a) to purchase 50,000 shares exercisable for five years at $1.85 per share, (b) options to purchase 75,000 shares exercisable for five years at $1.12 per share,
(c) options to purchase 200,000 shares exercisable for two years, as to 100,000 shares at $1.25 per share and as to 100,000 shares at $1.75 per share, and (d) 50,000 shares exercisable for five (5) years from date of vesting at $1.25 per share.

     Tech Labs has granted options to purchase 300,000 shares exercisable at $.50 per share pursuant to an employment agreement with our president, 100,000 options of which have vested and the remaining 200,000 options to vest 100,000 options on each of October 1, 1999, and October 1, 2000.

     We have also adopted a stock option plan for officers, directors, and other key employees. A total of 450,000 shares have been reserved for issuance under the plan, and options for an aggregate of 190,000 shares, exercisable at $.50 per share, have been granted to date.

     We issued 50,000 shares of common stock to MPX pursuant to our consulting agreement. Pursuant to the consulting agreement dated March 10, 1999 with Mint, in addition to the options set forth above, we issued 25,000 shares and are obligated to issue an additional 37,500 shares as of July 10, 1999, and an additional 37,500 shares as of August 10, 1999.


----------
(1) Does not give effect to the issuance of 75,000 shares issued subsequent to June 30, 1999 pursuant to a consulting agreement.

Market Information


     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "TCHL-BB." Trading in the common stock has historically been very limited.


Transfer Agent


     The transfer agent for our common stock is Interwest Transfer Co., Inc., P.
O. Box 17136, Salt Lake City, Utah 84117.


                                  LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for us by Stursberg & Veith, 405 Lexington Avenue, New York, New York 10174, the partners of which law firm own options to purchase 75,000 shares.


                                     EXPERTS

     Charles J. Birnberg, CPA, independent auditors, have audited our financial statements at December 31, 1998, for the years ended December 31, 1997 and 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Charles J. Birnberg's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the common stock offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and amendments thereof and the exhibits thereto, which are available for inspection without charge, and copies of which may be obtained at prescribed rates, at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     We will provide, without charge, to each person who received a Prospectus, upon written or oral request of such person to us at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of our principal executive offices is Tech Laboratories, Inc., 955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Charles J. Birnberg, CPA Independent Auditors.....................F-1

Audited Financial Statements
Balance Sheets.........................................................F-2, F-3
Statements of Operations....................................................F-4
Statements of Cash Flows....................................................F-5
Notes to Financial Statements...............................................F-6

                         REPORT OF INDEPENDENT AUDITORS


                            Charles J. Birnberg, CPA
                               150 Overlook Avenue
                          Hackensack, New Jersey 07601








                                                                  March 16, 1999


To The Board of Directors of Tech Laboratories, Inc.



     I have audited the Balance Sheets of Tech Laboratories, Inc. as of December 31, 1997 and 1998 and the related Statements of Income and Retained Earnings, and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management.

     The audits were conducted in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that the audits provide a reasonable basis for my opinion.

     Therefore, the financial statements in my opinion, present fairly the financial position of Tech Laboratories, Inc. as of December 31, 1998 and 1997 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                     Sincerely,

                                                     /s/ Charles J. Birnberg

                                                     Charles J. Birnberg
                                                     Certified Public Accountant

Hackensack, New Jersey

                             TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998




                                            ASSETS


                                                                  For the Periods Ended                For the Periods Ended
                                                                      December 31                             June 30,
                                                            ------------------------------          ------------------------------

                                                               1997                1998                1998                1999
                                                            ----------          ----------          ----------          ----------
                                                                                                              (Unaudited)

Current Assets:
          Cash                                              $  166,173          $  532,780          $  109,414           $  204,510
          Marketable Securities, at the Lower of
                  Cost or Market (Note 1)                       59,343              56,693              59,124               61,923
          Accounts Receivable, net of Allowance
                   of $10,000 in 1998 and $10,000 in 1997       90,734             143,462             158,802              128,255
          Inventories (Notes 1 & 2)                            269,209             270,118             220,619              750,085
          Prepaid Expense                                            0               3,357               2,570                3,357
                                                            ----------          ----------          ----------           ----------
                   Total Current Assets                     $  585,459          $1,006,410          $  550,529           $1,148,130
                                                            ----------          ----------          ----------           ----------

Property, Plant and Equipment, at Cost  (Note 1):
          Leasehold Improvements                                 2,247               2,247               2,000                2,247
          Machinery, Equipment and Instruments                 223,884             230,137             223,884              330,114
          Furniture and Fixtures                                67,425              67,425              67,425               67,425
                                                            ----------          ----------          ----------           ----------
                                                            $  293,556          $  299,809          $  293,309           $  399,786
          Less: Accumulated Depreciation & Amortz              281,029             299,162             262,902              299,162
                                                            ----------          ----------          ----------           ----------
                Net, Property, Plant and Equipment          $   12,527          $      647          $   30,407           $  100,624
                                                            ----------          ----------          ----------           ----------

Other Assets                                                $   11,540          $   11,540          $    9,190           $   11,540
                                                            ----------          ----------          ----------           ----------

                   Total Assets                             $  609,526          $1,018,597          $  590,126           $1,260,294
                                                            ==========          ==========          ==========           ==========




The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998



                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

                                                                                                                  FOR THE
                                                                        FOR THE                                   PERIODS
                                                                     PERIODS ENDED                                 ENDED
                                                                      DECEMBER 31                                JUNE 30
                                                           ---------------------------------         -------------------------------
                                                               1997                1998                   1998              1999
                                                           -----------           -----------         -------------      -----------
                                                                                                               (Unaudited)
Current Liabilities:
          Current Portion of L.T. Debt (Note 5)            $    34,445           $    32,742         $    32,742        $    31,131
          Short-Term Loans Payable  (Note 6)                    43,373                43,373              43,373             43,373
          Accounts Payable                                      48,148                42,155              23,813              9,615
          Other Liabilities & Investor Notes Payable            53,945                36,600              65,930             37,768
                                                           -----------           -----------         -----------        -----------
                  Total Current Liabilities                $   179,911           $   154,870         $   165,858        $   121,887
                                                           -----------           -----------         -----------        -----------



Stockholders' Investment:
          Common Stock. $.01 Par Value;
          5,000,000 Shares Authorized; 2,869,943
                Issued (Note 7)                            $    13,753           $    23,483              14,741             35,870
          Less: 11,316 Shares Reacquired and
               and Held in Treasury                               (113)                 (113)               (113)              (113)
                                                           -----------           -----------         -----------        -----------
                                                           $    13,640           $    23,370              14,628             35,757

          Common Stock Subscribed (Note 7)                           0                   500                 0                -0-
          Capital Contributed in Excess of Par Value           721,847             1,315,833             908,859          1,828,346
          Retained Earnings                                          0                     0                   0                  0
          Accumulated Deficit                                 (306,372)             (475,476)           (499,219)          (725,696)
                                                           -----------           -----------         -----------        -----------
                                                           $   429,615           $   863,727         $   424,268        $ 1,138,407
                                                           -----------           -----------         -----------        -----------

                  Total Liabilities and Stockholders'
                        Investment                         $   609,526           $ 1,018,597         $   590,126        $ 1,260,294
                                                           ===========           ===========         ===========        ===========



The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
                           DECEMBER 31, 1997 AND 1998




                                                                                                              FOR THE
                                                                    FOR THE                                   PERIODS
                                                                  PERIODS ENDED                               ENDED
                                                                   DECEMBER 31                               JUNE 30
                                                          -----------------------------           -----------------------------
                                                             1997                1998               1998                1999
                                                          ---------           ---------           ---------           ---------
                                                                                                           (Unaudited)
Sales                                                     $ 444,322           $ 552,486           $ 172,319           $ 160,304
                                                          ---------           ---------           ---------           ---------

Costs and Expenses:
          Cost of Sales                                     446,457             386,425             173,182             112,213
          Selling, General and Administrative
               Expenses                                     265,104             329,849             188,569             298,311
                                                          ---------           ---------           ---------           ---------
                                                            711,561             716,274             361,751             410,524
                                                          ---------           ---------           ---------           ---------

Income/(Loss) From Operations                             ($267,239)          ($163,788)           (189,432)           (250,220)
                                                          ---------           ---------           ---------           ---------

Other Income (Expenses):
          Interest Income                                 $     166           $   1,654                  83                   0
          Interest Expense                                   (6,996)             (6,970)             (3,498)                  0
                                                          ---------           ---------           ---------           ---------
                                                          ($  6,830)          ($  5,316)             (3,415)                  0
                                                          ---------           ---------           ---------           ---------
Income/(Loss) Before Income Taxes                         ($274,069)          ($169,104)           (192,847)           (250,220)
Provision for Income Taxes (Notes 1 & 4)                          0                   0                   0                   0
                                                          ---------           ---------           ---------           ---------
Net Income/(Loss)                                         ($274,069)          ($169,104)           (192,847)           (250,220)
Retained Earnings/(Accum. Deficit,) Beg. of Period        ($ 32,303)          ($306,372)           (306,372)           (475,476)
                                                          ---------           ---------           ---------           ---------

Retained Earnings/(Accum. Deficit,) End of Period         ($306,372)          ($475,476)          ($499,219)          ($725,696)
                                                          =========           =========           =========           =========

Income/(Loss) Per Share (Note 3)                          ($   0.18)          ($   0.06)          ($   0.09)          ($   0.08)





The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



                                                                         FOR THE                               FOR THE
                                                                      PERIODS ENDED                         PERIODS ENDED
                                                                       DECEMBER 31                             JUNE 30
                                                              -----------------------------           ---------------------------
                                                                 1997                1998               1998              1999
                                                              ---------           ---------           ---------         ---------
                                                                                                              (Unaudited)


Cash Flows From (For) Operating Activities:
        Net Income/(Loss) From Operations                     ($274,069)          ($169,104)          ($192,847)        ($250,220)

        Add/(Deduct) Items Not Affecting Cash:
          Depreciation/Amortization (Note 1)                      7,278              11,880                   0                 0
          Unrealized (Gain)/ Loss on Valuation of
               Marketable Securities (Note 1)                         0               3,357                   0                 0
        Changes in Operating Assets and Liabilities:
          Marketable Securities                                 (35,001)             (2,650)                219             5,230
          Accounts Receivable                                      2615             (52,728)            (68,068)           15,207
          Inventories                                            22,665                (909)             48,590          (479,967)
          Accounts Payable                                       (7,925)            (40,249)            (24,335)          (32,540)
          Other Assets and Liabilities                           15,862              14,997             (18,100)            1,168
                                                              ---------           ---------           ---------         ---------
Net Cash Flows For Operating Activities                       ($252,725)          ($235,406)           (255,041)         (751,582)
                                                              ---------           ---------           ---------         ---------

Cash Flows From (For) Investing Activities:
        DynatraX Machinery & Equipment                        $       0           $       0                   0           (99,977)
                                                              ---------           ---------           ---------         ---------
Net Cash Flows From Investing Activities                      $       0           $       0                   0           (99,977)
                                                              ---------           ---------           ---------         ---------

Cash Flows From (For) Financing Activities:
        Acquisition/(Repayment) of S.T. Debt                  ($ 10,000)          ($  1,703)             10,282            (1,611)
        Acquisition/(Repayment) of L.T. Debt                          0                   0                   0                 0
        Issuance of Common Stock                                407,500             603,716             188,000           524,900
                                                              ---------           ---------           ---------         ---------
Net Cash Flows From (For) Financing Activities:               $ 397,500           $ 602,013             198,282           523,289
                                                              ---------           ---------           ---------         ---------

Net Increase/(Decrease) in Cash                               $ 144,775           $ 366,607             (56,759)         (328,270)
Cash Balance, Beginning of Year                                  21,398             166,173             166,173           532,780
                                                              ---------           ---------           ---------         ---------
Cash Balance, End of Year                                     $ 166,173           $ 532,780           $ 109,414         $ 204,510
                                                              =========           =========           =========         =========



The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

(1) Summary of Significant Accounting Policies


     CASH - Includes Tech Lab's checking account at Hudson United Bank. There are no Cash Equivalents.

     ACCOUNTS RECEIVABLE - Tech Labs recognizes sales when orders are shipped to customers. The allowance for bad debts is accrued based on a review of customer accounts receivables aging.


     INVENTORIES - Inventories are valued at cost or market, whichever is lower. The FIFO cost method is generally used to determine the cost of the inventories. At December 31, 1997 and 1998 physical inventories were taken and tested.

PROPERTY AND DEPRECIATION - Additions to property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                           ASSETS                ESTIMATED USEFUL LIVES

                           Machinery                 5 to 7 years
                           Furniture & Fixtures      5 to 7 years

Maintenance and repairs are charged to expense as incurred. The cost of betterments is capitalized and depreciated at appropriate rates. Upon retirement or other disposition of property items, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of income.

INCOME TAXES - Income tax expense is based on reported income and deferred tax credit is provided for temporary differences between book and taxable income.

MARKETABLE SECURITIES - The marketable securities are recorded at the lower of cost or market. The cost of securities was $59,343 at December 31, 1997 and $56,693 at December 31, 1998.

(2) Inventories:

Inventories at December 31, 1997 and 1998 were as follows:

                                               1997             1998
                                               ----             ----
     Raw Materials & Finished Components     $231,202         $202,359
     Work in Process & Finished Goods          38,007           67,759
                                             --------         --------
                                             $269,209         $270,118
                                             --------         --------

(3) Income/(loss) Per Share:

Income/(loss) per share was calculated on the weighted average number of shares outstanding during the year ended December 31, 1997 of 1,550,048 and during the year ended December 31, 1998 of 2,202,905.

(4) Income Taxes:

At December 31, 1997 and 1998, the balance of operating loss carryforward was $1,049,903 and $1,219,007, respectively, which can be utilized to offset future taxable income.

(5) Short-Term Loans Payable:

Loans payable to banks were as follows for the years indicated:

                                                     CURRENT         NON-CURRENT
YEAR ENDED      PAYEE              INTEREST RATE     AMOUNT            AMOUNT
----------      -----              -------------     ------            ------

 1997          Hudson United Bank    Prime +1.5%     $34,445            --
 1998          Hudson United Bank    Prime +1.5%     $32,742            --

Certain marketable securities are pledged as collateral on the above loan.


(6) Short-Term Loans Payable to Officers and Directors:

Demand loans payable include loans from stockholders, officers and members of the Board of Directors. The outstanding loan balances due as of December 31, 1997 and 1998 was $43,373 for each of such years. The annual interest rate for these loans ranged between six (6%) percent and ten (10%) percent. One loan in the principal amount of $11,500 together with accrued interest of $3,604 at December 31, 1998 is secured by the assets of Tech Labs.


(7) Common Stock


In 1997, Tech Labs converted $217,500 of short term loans into 198,750 shares of common stock.

In 1997 and 1998, Tech Labs completed a placement pursuant to Rule 504 of common stock which raised $917,324.

(8) Commitments and Contingencies

     Tech Labs entered into an exclusive  agreement with Elektronik  Apparatebau
(EAG) whereby it received exclusive rights to manufacture and market IDS products until September 30, 2007. Since Elektronik Apparatebau (EAG) receives a share of the incremental gross profit generated by incremental IDS product sales, Tech Labs has no future commitments or contingencies caused by this agreement.

(9) Subsequent Events

     On April 27, 1999, Tech Labs completed the purchase of existing inventories and test equipment of the DynaTrax(TM) Product Line from NORDX/CDT for $500,000. In accordance with the purchase price method of accounting, the purchase price for the assets referenced above was allocated to the assets acquired on the basis of preliminary fair market values, which may be revised at a later date. Results subsequent to the date of acquisition will be included in Tech Lab's financial statements. Had the results of the DynaTrax(TM) acquisition been included in our consolidated results for 1998, the effect would have been material.

                1998
         Dynatrax Product Line                  Tech Laboratories, Inc.
         ---------------------                   -----------------------
   Net Sales                $400,000                     $952,486
   Operating Loss         (2,500,000)*                 (2,669,104)
   EPS                        -0-                         $1.21

* Includes one time R&D expense of $900,000.

           , 1999

                             TECH LABORATORIES, INC.

                        1,000,000 Shares of Common Stock



                      ------------------------------------


                                   PROSPECTUS

                      ------------------------------------





--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

================================================================================


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   1

RISK FACTORS...............................................................   4

USE OF PROCEEDS............................................................  11

PRICE RANGE OF COMMON STOCK................................................  12

DIVIDEND POLICY............................................................  12

CAPITALIZATION.............................................................  13

DILUTION ..................................................................  14

SELECTED FINANCIAL DATA....................................................  16


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS.............................................  17


BUSINESS ..................................................................  19

MANAGEMENT.................................................................  25

CERTAIN TRANSACTIONS.......................................................  26

PRINCIPAL STOCKHOLDERS.....................................................  28

PLAN OF DISTRIBUTION.......................................................  28

OFFERING BY SELLING SECURITYHOLDERS........................................  31

SHARES ELIGIBLE FOR FUTURE SALE............................................  33

DESCRIPTION OF SECURITIES..................................................  34

LEGAL MATTERS..............................................................  35

EXPERTS  ..................................................................  35

ADDITIONAL INFORMATION.....................................................  35

INFORMATION NOT REQUIRED IN PROSPECTUS.....................................  35



Until_________, 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Common Stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers


     Tech Labs is incorporated in New Jersey. Under Section ____ of the Corporation Law of the State of New Jersey, a New Jersey corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, and agents, against expenses incurred in any action, suit, or proceeding. The Certificate of Incorporation and the By-laws of Tech Labs provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of New Jersey.

     The General Corporation Law of the State of New Jersey provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section ____ (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of New Jersey, or (d) for any transaction from which the director derived an improper personal benefit. Tech Labs's Certificate of Incorporation contains such a provision.


     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Other Expenses of Issuance and Distribution

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

     Filing Fee-- Securities and Exchange Commission           $
     Fees and Expenses of Accountants
     Fees and Expenses of Legal Counsel
     Blue Sky Fees and Expenses
     Printing and Engraving Expenses
     Miscellaneous Expenses

                  Total....................................    $

Recent Sales of Unregistered Securities

     As listed below, the Company issued shares of its Common Stock, par value $.0001 per share, to the following individuals or entities for the consideration as listed in cash or services. All sales made within the United States or to United States citizens or residents were made in reliance upon the exemptions from registration under the Securities Act of 1933 as follows:



In October 1999 we issued 75,000 shares to Mint Corporation for consulting services pursuant to our agreement with Mint dated March 10, 1999. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

In June 1999 we issued to Coby Capital Corporation options to purchase 50,000 shares at $1.85 per share. The issuance of the options were exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


In June 1999 we sold 90,045 shares to "accredited" investors for gross proceeds of $200,000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


In June 1999 we issued 25,000 shares to Mint Corporation for previously rendered consulting services pursuant to our agreement with Mint dated March 10, 1999. Pursuant to said agreement, Mint was also granted options to purchase 100,000 shares at $1.25 per share and 100,000 shares at $1.75 per share. The issuance of the shares and options was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof.


In June 1999 we issued 50,000 shares to MPX Network Solutions, Inc. pursuant to a consulting agreement in exchange for services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

In March 1999 we issued 600 shares to a noteholder in payment of $600 in interest in lieu of cash, as provided under the terms of the note. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     From September 1997 to April 1999, we sold shares of our Common Stock pursuant to Rule 504 of Regulation D under the Securities Act to various investors who were either sophisticated or "accredited" as that term is defined under Rule 501(a) of Regulation D under the Securities Act. These sales were made on the dates and in the amounts as follows:

On April 5, 1999, we sold 278,572 shares of Common Stock for a total of $250,000.00.

On January 29, 1999, we sold 168,000 shares of Common Stock for a total of $95,250.00.

On December 17, 1998, we sold 18,000 shares of Common Stock for a total of $20,250.00.

On December 5, 1998, we sold 17,000 shares of Common Stock for a total of $19,125.00.

On November 26, 1998, we sold 31,000 shares of Common Stock for a total of $34,875.00.

On November 18, 1998, we sold 100,000 shares of Common Stock for a total of $50,000.00.

On November 16, 1998, we sold 27,500 shares of Common Stock for a total of $30,937.00.

On November 13, 1998, we sold 111,000 shares of Common Stock for a total of $124,875.00.

On October 23, 1998, we sold 107,000 shares of Common Stock for a total of $120,375.00.

On October 13, 1998, we sold 18,000 shares of Common Stock for a total of $20,250.00.

On October 9, 1998, we sold 18,000 shares of Common Stock for a total of $20,250.00.

On October 2, 1998, we sold 51,000 shares of Common Stock for a total of $57,375.00.

On September 25, 1998, we sold 44,500 shares of Common Stock for a total of $50,062.50.

On July 10, 1998, we issued 20,300 shares of Common Stock for services rendered by prior counsel to our company for $22,167.40.

On March 4, 1998, we sold 7,500 shares of Common Stock for a total of $15,000.00.

On February 24, 1998, we sold 27,500 shares of Common Stock for a total of $55,000.00.

On February 23, 1998, we sold 95,500 shares of Common Stock for a total of $85,700.00.

On February 10, 1998, we sold 10,000 shares of Common Stock for a total of $20,000.00.

On December 19, 1997, we sold 125,000 shares of Common Stock for a total of $62,500.00.

On December 16, 1997, we sold 100,000 shares of Common Stock for a total of $200,000.00.

On September 29, 1997, we sold 2,000 shares of Common Stock at $2.50 for a total of $5,000.00.

In November 1998 we issued 15,000 shares to Mr. Sal Grisafi in exchange for consulting services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

In November 1998 we issued 40,000 shares to Emerson Callahan, a former director of the company, for consulting services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

In November 1998, we issued 25,000 shares to Carmine Pellosie, a director of the company, for services rendered to Tech Logistics, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

In November 1998, we issued 15,000 shares to Carmine Pellosie, a director of the company, in exchange for his ownership of 20% of Tech Logistics, Inc. a partly owned subsidiary of our company. The issuance of the shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Between December 1996 and October 1997 we sold an aggregate of $217,500 principal amount of 8% convertible notes to eleven purchasers, $75,000 of which notes were convertible at $.75 per share and $142,500 were convertible at $1.00 per share. The issuance of the notes was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

In December 1996, we issued 280,000 shares to Bernard M. Ciongoli, our president and a director and 160,000 shares to Earl Bjorndal, our vice president and a director for unpaid salaries in the amounts of $14,000 and $8,000, respectively at $.05 per share. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

In December 1996, we issued 100,000 shares to Louis Tomasella, a director in exchange for consulting services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

Exhibits and Financial Statement Schedules

                                 EXHIBIT INDEX


1.1      Subscription Agreement*
3.1 Certificate of Incorporation is incorporated by reference to the Company's Registration Statement on Form SB-2 as filed on July 9, 1999 (the "Registration Statement")
3.2 By-Laws of Tech Labs are incorporated by reference to the Company's Registration Statement.
4.1      Form of Common Stock Certificate*
5.1      Opinion of Stursberg & Veith*
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998 between Tech Labs and Elktronic Apparutebau Gmbh (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG. is incorporated by reference to the Company's Registration Statement.
10.2 Employment Agreement between Tech Labs and Bernard M. Ciongoli is incorporated by reference to the Company's Registration Statement.
10.3     First Amendment to Employment Agreement between Tech Labs and
         Bernard M. Ciongoli.
10.6 Patent and Trademark assignments is incorporated by reference to the Company's Registration Statement.
10.7 Consulting Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.
10.8 Consulting Agreement dated March 22, 1999 between Tech Labs and MPX Network Solutions.
10.9 Consulting Agreement dated June 2, 1999 between Tech Labs and Coby Capital Corporation.
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.
10.11 Asset Acquisition Agreement dated as of March 12, 1999 by and between NORDX/CDT, Inc. and Tech Labs.
10.12    Tech Labs Stock Option Plan.
10.13 Stock Option Agreement dated June 3, 1999 between Tech Labs and Coby Capital Corporation.
10.14 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.
10.15 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.
21.1     Subsidiaries of the Company*
24.1     Consent of Charles J. Birnberg, CPA, certified public accountants
24.2     Consent of Stursberg & Veith (included in Exhibit 5)*
27       Financial Data Schedule


--------------
*    To be filed by Amendment.

(b) The following financial statement schedules are included in this Registration Statement:

         None.

Undertakings

         The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (c) The undersigned registrant hereby undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

                                   SIGNATURES


     As required by the Securities Act of 1933, this Offering Statement has been signed on behalf of the registrant in the City of North Haledon and State of New Jersey on the 18th day of October, 1999.


                                               TECH LABORATORIES, INC.



                                               By: /s/ Bernard M. Ciongoli
                                                  ------------------------------
                                                  Bernard M. Ciongoli, President

     As required by the Securities Act of 1933, this Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

     Know all men by these presents, that each of the undersigned constitutes and appoints Bernard M. Ciongoli as his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this offering statement or any offering statement relating to the offering to which this offering statement relates and any post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.




         Signature                       Title                     Date
         ---------                       -----                     ----

/s/ Bernard M. Ciongoli           President, Treasurer, CEO,    October 18, 1999
-----------------------------     CFO, and Director             ----------------
Bernard M. Ciongoli


/s/ Earl M. Bjorndal*             Vice President and Director   October 18, 1999
-----------------------------                                   ----------------
Earl M. Bjorndal


/s/ Carmine O. Pellosie, Jr.*     Secretary and Director        October 18, 1999
-----------------------------                                   ----------------
Carmine O. Pellosie, Jr.


/s/ Louis Tomasella*              Director                      October 18, 1999
-----------------------------                                   ----------------
Louis Tomasella


/s/ Richard J. Rice               Director                      October 18, 1999
-----------------------------                                   ----------------
Richard J. Rice


By:  /s/ Bernard M. Ciongoli
     ------------------------
     Bernard M. Ciongoli
     Attorney-in-Fact*

                                 EXHIBIT INDEX


1.1      Subscription Agreement*
3.1 Certificate of Incorporation is incorporated by reference to the Company's Registration Statement on Form SB-2 as filed on July 9, 1999 (the "Registration Statement")
3.2 By-Laws of Tech Labs are incorporated by reference to the Company's Registration Statement.
4.1      Form of Common Stock Certificate*
5.1      Opinion of Stursberg & Veith*
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998 between Tech Labs and Elktronic Apparutebau Gmbh (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG. is incorporated by reference to the Company's Registration Statement.
10.2 Employment Agreement between Tech Labs and Bernard M. Ciongoli is incorporated by reference to the Company's Registration Statement.
10.3     First Amendment to Employment Agreement between Tech Labs and
         Bernard M. Ciongoli.
10.6 Patent and Trademark assignments is incorporated by reference to the Company's Registration Statement.
10.7 Consulting Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.
10.8 Consulting Agreement dated March 22, 1999 between Tech Labs and MPX Network Solutions.
10.9 Consulting Agreement dated June 2, 1999 between Tech Labs and Coby Capital Corporation.
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.
10.11 Asset Acquisition Agreement dated as of March 12, 1999 by and between NORDX/CDT, Inc. and Tech Labs.
10.12    Tech Labs Stock Option Plan.
10.13 Stock Option Agreement dated June 3, 1999 between Tech Labs and Coby Capital Corporation.
         and Coby Capital Corporation.
10.14 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.
10.15 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.
21.1     Subsidiaries of the Company*
24.1     Consent of Charles J. Birnberg, CPA, certified public accountants
24.2     Consent of Stursberg & Veith (included in Exhibit 5)*
27       Financial Data Schedule

--------------
*    To be filed by Amendment.